October 2025 Pricing Supplement dated October 16, 2025 Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Bearish PLUS Based on the Inverse Performance of the S&P 500® Index due October 28, 2026

Bearish Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Unlike conventional debt securities, the Bearish Performance Leveraged Upside SecuritiesSM (the “Bearish PLUS”) do not pay interest and do not guarantee any return of principal at maturity. The Bearish PLUS offer inverse exposure to the underlier. Having inverse exposure to the underlier means that investors will earn a positive return if the value of the underlier declines, but will lose some or all of their principal amount if the value of the underlier increases. At maturity, if the final underlier value is less than the initial underlier value, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged downside performance of the underlier, subject to the maximum payment at maturity. However, if the final underlier value is greater than the initial underlier value, investors will lose 1% of the stated principal amount for every 1% that the final underlier value is greater than the initial underlier value. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. In no event will the payment at maturity be less than $0. Investors may lose their entire investment in the Bearish PLUS. The Bearish PLUS are for investors who seek inverse exposure to an equity index-based return and who are willing to risk their principal and forgo current income and positive returns above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of negative performance of the underlier. The Bearish PLUS are senior unsecured debt securities issued as part of Royal Bank of Canada’s Senior Global Medium-Term Notes, Series J program. All payments on the Bearish PLUS are subject to the credit risk of Royal Bank of Canada.

FINAL TERMS
Issuer:	Royal Bank of Canada
Underlier:	The S&P 500® Index (Bloomberg symbol: “SPX”)
Aggregate principal amount:	$8,602,000
Stated principal amount:	$1,000 per Bearish PLUS
Pricing date:	October 16, 2025
Original issue date:	October 21, 2025
Valuation date:*	October 23, 2026
Maturity date:*	October 28, 2026
Payment at maturity:

You will receive on the maturity date a cash payment per Bearish PLUS determined as follows:

•     If the final underlier value is less than or equal to the initial underlier value:

the lesser of (a) $1,000 + ($1,000 × bearish underlier return × leverage factor) and

(b) maximum payment at maturity

•     If the final underlier value is greater than the initial underlier value:

the greater of (a) $1,000 + ($1,000 × bearish underlier return) and (b) $0

Under these circumstances, the payment at maturity will be less than the stated principal amount. You will lose some or all of the principal amount if the final underlier value is greater than the initial underlier value.

Maximum payment at maturity:	$1,820.00 per Bearish PLUS (182.00% of the stated principal amount)
Leverage factor:	200%
Bearish underlier return:	(initial underlier value – final underlier value) / initial underlier value
Initial underlier value:	6,629.07, which was the closing value of the underlier on the pricing date
Final underlier value:	The closing value of the underlier on the valuation date
CUSIP/ISIN:	78017PWD9 / US78017PWD94
Listing:	The Bearish PLUS will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”)
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per Bearish PLUS	$1,000.00	$17.50(1)	$977.50
		$5.00(2)
Total	$8,602,000	$193,545	$8,408,455

(1) RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $22.50 per Bearish PLUS and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $17.50 for each Bearish PLUS.  See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

(2) Of the amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $5.00 for each Bearish PLUS.

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

The initial estimated value of the Bearish PLUS determined by us as of the pricing date, which we refer to as the initial estimated value, is $979.53 per Bearish PLUS and is less than the public offering price of the Bearish PLUS. The market value of the Bearish PLUS at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

An investment in the Bearish PLUS involves certain risks. See “Risk Factors” beginning on page 5 of this document and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

You should read this document together with the documents listed below, each of which can be accessed via the hyperlinks below, before you decide to invest. Please also see “Additional Information about the Bearish PLUS” in this document.

Prospectus dated December 20, 2023	Prospectus Supplement dated December 20, 2023	Underlying Supplement No. 1A dated May 16, 2024	Product Supplement No. 1B dated July 22, 2025

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Bearish PLUS or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The Bearish PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Bearish PLUS are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Bearish PLUS Based on the Inverse Performance of the S&P 500® Index due October 28, 2026

Bearish Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Bearish Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Bearish PLUS Based on the Inverse Performance of the S&P 500® Index due October 28, 2026 (the “Bearish PLUS”) can be used:

▪	As an alternative to direct short exposure to the underlier that enhances returns for a certain range of negative performance of the underlier, subject to the maximum payment at maturity

▪	To enhance returns and potentially outperform a direct short exposure to the underlier in a moderately bearish scenario

▪	To achieve similar levels of inverse exposure to the underlier as a direct short investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

If the final underlier value is greater than the initial underlier value, at maturity the Bearish PLUS are negatively exposed on a 1:1 basis to the positive performance of the underlier.

Maturity:	Approximately 12 months
Leverage factor:	200%
Maximum payment at maturity:	$1,820.00 per Bearish PLUS (182.00% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Bearish PLUS.
Interest:	None

Key Investment Rationale

Investors may lose their entire investment in the bearish PLUS. The Bearish PLUS are for investors who seek inverse exposure to an equity index-based return and who are willing to risk their principal and forgo current income and positive returns above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of negative performance of the underlier.

Leveraged Performance	The Bearish PLUS offer investors an opportunity to capture enhanced returns for a certain range of negative performance of the underlier relative to a direct short investment in the underlier.
Positive Return Scenario	The final underlier value is less than the initial underlier value. In this case, at maturity, we will pay the stated principal amount of $1,000 plus a return equal to 200% of the bearish underlier return, subject to the maximum payment at maturity of $1,820.00 per Bearish PLUS (182.00% of the stated principal amount).
Par Scenario	The final underlier value is equal to the initial underlier value. In this case, at maturity, we will pay the stated principal amount of $1,000 per Bearish PLUS.
Negative Return Scenario	The final underlier value is greater than the initial underlier value. In this case, at maturity, we will pay less than the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage increase from the initial underlier value to the final underlier value. In no event will the payment at maturity be less than $0.
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Bearish Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information

You should read this document together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Bearish PLUS are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. 1B dated July 22, 2025. This document, together with these documents, contains the terms of the Bearish PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Bearish PLUS offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this document differs from the information contained in the documents listed below, you should rely on the information in this document.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the documents listed below, as the Bearish PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Bearish PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Underlying Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

•	Product Supplement No. 1B dated July 22, 2025:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325009131/dp231901_424b2-opsn1b.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this document, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

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Bearish Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Bearish PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Bearish PLUS based on the following terms:

Stated principal amount:	$1,000 per Bearish PLUS
Leverage factor:	200%
Maximum payment at maturity:	$1,820.00 per Bearish PLUS (182.00% of the stated principal amount)
Minimum payment at maturity:	None

Bearish PLUS Payoff Diagram

■ The Bearish PLUS	■ The Underlier

Scenario Analysis

▪	Positive Return Scenario. If the final underlier value is less than the initial underlier value, at maturity investors would receive the $1,000 stated principal amount plus a positive return reflecting 200% of the depreciation of the underlier from the initial underlier value to the final underlier value, subject to the maximum payment at maturity. Under the terms of the Bearish PLUS, investors would realize the maximum payment at maturity at a final underlier value of 59.00% of the initial underlier value.

▪	If the underlier depreciates 2%, at maturity investors would receive a return of 4%, or $1,040.00 per Bearish PLUS (104.00% of the stated principal amount).

▪	If the underlier depreciates 60%, at maturity investors would receive only the maximum payment at maturity of $1,820.00 per Bearish PLUS (182.00% of the stated principal amount).

▪	Par Scenario. If the final underlier value is equal to the initial underlier value, at maturity investors would receive the stated principal amount of $1,000 per Bearish PLUS.

▪	Negative Return Scenario. If the final underlier value is greater than the initial underlier value, at maturity investors would receive an amount that is less than the $1,000 stated principal amount and that reflects a 1% loss of principal for each 1% increase in the underlier. Investors may lose their entire initial investment in the Bearish PLUS.

▪	If the underlier appreciates 50%, at maturity investors would lose 50% of their principal and receive only $500.00 per Bearish PLUS (50% of the stated principal amount).

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Bearish Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

An investment in the Bearish PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Bearish PLUS. Some of the risks that apply to an investment in the Bearish PLUS are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Bearish PLUS unless you understand and can bear the risks of investing in the Bearish PLUS.

Risks Relating to the Terms and Structure of the Bearish PLUS

▪	The Bearish PLUS do not pay interest or guarantee return of principal. The terms of the Bearish PLUS differ from those of ordinary debt securities in that the Bearish PLUS do not pay interest or guarantee payment of the stated principal amount at maturity. Instead, if the final underlier value is greater than the initial underlier value, the payment at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each Bearish PLUS by a percentage equal to the percentage increase from the initial underlier value to the final underlier value. You could lose your entire initial investment in the Bearish PLUS.

▪	The Bearish PLUS provide bearish (inverse) exposure to the performance of the underlier. Because the Bearish PLUS provide bearish (inverse) exposure to the performance of the underlier, your return on the Bearish PLUS will not benefit from any appreciation of the underlier over the term of the Bearish PLUS. Any appreciation of the underlier over the term of the Bearish PLUS will instead result in a loss of some or all of your principal amount at maturity.

▪	The appreciation potential of the Bearish PLUS is limited by the maximum payment at maturity. The return on the Bearish PLUS is limited by the maximum payment at maturity of $1,820.00 per Bearish PLUS, or 182.00% of the stated principal amount. Although the leverage factor provides 200% exposure to any decrease in the final underlier value as compared to the initial underlier value, because the payment at maturity will be limited to 182.00% of the stated principal amount, any decrease in the final underlier value over the initial underlier value by more than 41.00% will not further increase the return on the Bearish PLUS.

▪	Your return on the Bearish PLUS may be lower than the return on a conventional debt security of comparable maturity. The return that you will receive on the Bearish PLUS, which could be negative, may be less than the return you could earn on other investments. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money, such as inflation.

▪	Payments on the Bearish PLUS are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the Bearish PLUS. The Bearish PLUS are our senior unsecured debt securities, and your receipt of any amounts due on the Bearish PLUS is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Bearish PLUS and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Bearish PLUS.

▪	Any payment on the Bearish PLUS will be determined based on the closing values of the underlier on the dates specified. Any payment on the Bearish PLUS will be determined based on the closing values of the underlier on the dates specified. You will not benefit from any more favorable value of the underlier determined at any other time.

▪	The U.S. federal income tax consequences of an investment in the Bearish PLUS are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Bearish PLUS, and significant aspects of the tax treatment of the Bearish PLUS are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Bearish PLUS.

Risks Relating to the Initial Estimated Value of the Bearish PLUS and the Secondary Market for the Bearish PLUS

▪	There may not be an active trading market for the Bearish PLUS; sales in the secondary market may result in significant losses. There may be little or no secondary market for the Bearish PLUS. The Bearish PLUS will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Bearish PLUS; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Bearish PLUS, the price at which you may be able to trade your Bearish PLUS is likely to depend on the price, if any, at which RBCCM or any of our other

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Principal at Risk Securities

affiliates is willing to buy the Bearish PLUS. Even if a secondary market for the Bearish PLUS develops, it may not provide enough liquidity to allow you to easily trade or sell the Bearish PLUS. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Bearish PLUS in any secondary market could be substantial. If you sell your Bearish PLUS before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Bearish PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Bearish PLUS to maturity.

▪	The initial estimated value of the Bearish PLUS is less than the public offering price. The initial estimated value of the Bearish PLUS is less than the public offering price of the Bearish PLUS and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Bearish PLUS in any secondary market (if any exists) at any time. If you attempt to sell the Bearish PLUS prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the underlier, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the agent’s commissions, our estimated profit and the estimated costs relating to our hedging of the Bearish PLUS. These factors, together with various credit, market and economic factors over the term of the Bearish PLUS, are expected to reduce the price at which you may be able to sell the Bearish PLUS in any secondary market and will affect the value of the Bearish PLUS in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Bearish PLUS prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions, our estimated profit or the hedging costs relating to the Bearish PLUS. In addition, any price at which you may sell the Bearish PLUS is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Bearish PLUS determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Bearish PLUS and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

▪	The initial estimated value of the Bearish PLUS is only an estimate, calculated as of the pricing date. The initial estimated value of the Bearish PLUS is based on the value of our obligation to make the payments on the Bearish PLUS, together with the mid-market value of the derivative embedded in the terms of the Bearish PLUS. See “Structuring the Bearish PLUS” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Bearish PLUS. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Bearish PLUS or similar securities at a price that is significantly different than we do.

The value of the Bearish PLUS at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Bearish PLUS in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Bearish PLUS.

Risks Relating to Conflicts of Interest and Our Trading Activities

▪	Hedging and trading activity by us and our affiliates could potentially adversely affect the value of the Bearish PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Bearish PLUS (and possibly to other instruments linked to the underlier or the securities it represents), including trading in those securities as well as in other related instruments. Some of our affiliates also may conduct trading activities relating to the underlier on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial underlier value and, therefore, could decrease the value at or below which the underlier must close on the valuation date so that investors do not suffer a loss on their initial investment in the Bearish PLUS. Additionally, such hedging or trading activities during the term of the Bearish PLUS, including on the valuation date, could adversely affect the closing value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	Our and our affiliates’ business and trading activities may create conflicts of interest. You should make your own independent investigation of the merits of investing in the Bearish PLUS. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Bearish PLUS due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the Bearish PLUS. Trading by us and our affiliates may adversely affect the value of the underlier and the market value of the Bearish PLUS. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

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Bearish Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	RBCCM’s role as calculation agent may create conflicts of interest. As calculation agent, our affiliate, RBCCM, will determine any values of the underlier and make any other determinations necessary to calculate any payments on the Bearish PLUS. In making these determinations, the calculation agent may be required to make discretionary judgments, including those described under “— Risks Relating to the Underlier” below. In making these discretionary judgments, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the Bearish PLUS, and any of these determinations may adversely affect any payments on the Bearish PLUS. The calculation agent will have no obligation to consider your interests as an investor in the Bearish PLUS in making any determinations with respect to the Bearish PLUS.

Risks Relating to the Underlier

▪	You will not have any rights to the securities included in the underlier. As an investor in the Bearish PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities included in the underlier.

▪	Any payment on the Bearish PLUS may be postponed and adversely affected by the occurrence of a market disruption event. The timing and amount of any payment on the Bearish PLUS is subject to adjustment upon the occurrence of a market disruption event affecting the underlier. If a market disruption event persists for a sustained period, the calculation agent may make a determination of the closing value of the underlier. See “General Terms of the Notes—Indices—Market Disruption Events for an Equity Index,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

▪	Adjustments to the underlier could adversely affect any payments on the Bearish PLUS. The sponsor of the underlier may add, delete, substitute or adjust the securities composing the underlier or make other methodological changes to the underlier that could affect its performance. The calculation agent will calculate the value to be used as the closing value of the underlier in the event of certain material changes in, or modifications to, the underlier. In addition, the sponsor of the underlier may also discontinue or suspend calculation or publication of the underlier at any time. Under these circumstances, the calculation agent may select a successor index that the calculation agent determines to be comparable to the underlier or, if no successor index is available, the calculation agent will determine the value to be used as the closing value of the underlier. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the Bearish PLUS. See “General Terms of the Notes—Indices—Discontinuation of, or Adjustments to, an Index” in the accompanying product supplement.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Bearish PLUS. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Bearish PLUS or securities included in the underlier, or engaging in transactions in them, and any such action could adversely affect the value of the underlier. These regulatory actions could result in restrictions on the Bearish PLUS and could result in the loss of a significant portion of your initial investment in the Bearish PLUS, including if you are forced to divest the Bearish PLUS due to the government mandates, especially if such divestment must be made at a time when the value of the Bearish PLUS has declined.

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Bearish Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Information about the Underlier

The underlier consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the underlier, see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

The table below sets forth the published high and low closing values of the underlier for each quarter in the period from January 2, 2020 through October 16, 2025. The graph below sets forth the daily closing values of the underlier for that period. We obtained the information in the table and graph below from Bloomberg Financial Services, without independent verification. You should not take the historical performance of the underlier as an indication of its future performance, and no assurance can be given as to the value of the underlier on the valuation date.

Information as of market close on October 16, 2025:

Bloomberg Ticker Symbol:	SPX	52 Weeks Ago:	5,842.47
Current Underlier Value:	6,629.07	52 Week High:	6,753.72
		52 Week Low:	4,982.77

The S&P 500® Index	High	Low
2020
First Quarter	3,386.15	2,237.40
Second Quarter	3,232.39	2,470.50
Third Quarter	3,580.84	3,115.86
Fourth Quarter	3,756.07	3,269.96
2021
First Quarter	3,974.54	3,700.65
Second Quarter	4,297.50	4,019.87
Third Quarter	4,536.95	4,258.49
Fourth Quarter	4,793.06	4,300.46
2022
First Quarter	4,796.56	4,170.70
Second Quarter	4,582.64	3,666.77
Third Quarter	4,305.20	3,585.62
Fourth Quarter	4,080.11	3,577.03
2023
First Quarter	4,179.76	3,808.10
Second Quarter	4,450.38	4,055.99
Third Quarter	4,588.96	4,273.53
Fourth Quarter	4,783.35	4,117.37
2024
First Quarter	5,254.35	4,688.68
Second Quarter	5,487.03	4,967.23
Third Quarter	5,762.48	5,186.33
Fourth Quarter	6,090.27	5,695.94
2025
First Quarter	6,144.15	5,521.52
Second Quarter	6,204.95	4,982.77
Third Quarter	6,693.75	6,198.01
Fourth Quarter (through October 16, 2025)	6,753.72	6,552.51

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The S&P 500® Index – Historical Closing Values January 2, 2020 to October 16, 2025

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Additional Information about the Bearish PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Minimum ticketing size:	$1,000 / 1 Bearish PLUS
Trustee:	The Bank of New York Mellon
Calculation agent:	RBCCM
Use of proceeds and hedging:	The net proceeds from the sale of the Bearish PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the Bearish PLUS. The initial public offering price of the Bearish PLUS includes the underwriting discount and commission and the estimated cost of hedging our obligations under the Bearish PLUS.

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Bearish PLUS.

Generally, this discussion assumes that you purchased the Bearish PLUS for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Bearish PLUS.

In the opinion of our counsel, it is reasonable to treat the Bearish PLUS for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Bearish PLUS (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your Bearish PLUS should be treated as short-term capital gain or loss unless you have held the Bearish PLUS for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the Bearish PLUS. An alternative characterization of the Bearish PLUS could materially and adversely affect the tax consequences of ownership and disposition of the Bearish PLUS, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bearish PLUS, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, our counsel is of the opinion that Section 871(m) should not apply to the Bearish PLUS with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

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You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Bearish PLUS, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Canadian Federal Income Tax Consequences

You should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the Bearish PLUS from Royal Bank of Canada for distribution to MSWM. RBCCM will act as agent for the Bearish PLUS and will receive the fee specified on the front cover of this document and will pay to MSWM a fixed sales commission for each of the Bearish PLUS they sell as specified on the front cover of this document. Of the fee received by RBCCM, RBCCM will pay MSWM a structuring fee for each Bearish PLUS as specified on the front cover of this document. The costs included in the original issue price of the Bearish PLUS will include a fee paid by RBCCM to LFT Securities, LLC, an entity in which an affiliate of MSWM has an ownership interest, for providing certain electronic platform services with respect to this offering.

MSWM may reclaim selling concessions allowed to individual brokers within MSWM in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the Bearish PLUS distributed by such brokers.

The value of the Bearish PLUS shown on your account statement may be based on RBCCM’s estimate of the value of the Bearish PLUS if RBCCM or another of our affiliates were to make a market in the Bearish PLUS (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Bearish PLUS in light of then-prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately six months after the original issue date, the value of the Bearish PLUS that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the Bearish PLUS at that time. This is because the estimated value of the Bearish PLUS will not include the agent’s commission and our hedging costs and profits; however, the value of the Bearish PLUS shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the Bearish PLUS. This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your Bearish PLUS, it expects to do so at prices that reflect its estimated value.

RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the Bearish PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice. Unless RBCCM or its agent informs the purchaser otherwise in the confirmation of sale, this document is being used in a market-making transaction.

For additional information about the settlement cycle of the Bearish PLUS, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the Bearish PLUS

The Bearish PLUS are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Bearish PLUS reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the agent’s commission and the hedging-related costs relating to the Bearish PLUS reduce the economic terms of the Bearish PLUS to you and result in the initial estimated value for the Bearish PLUS being less than their public offering price. Unlike the initial estimated value, any value of the Bearish PLUS determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Bearish PLUS than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Bearish PLUS, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness,

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interest rate movements, volatility and the tenor of the Bearish PLUS. The economic terms of the Bearish PLUS and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Risk Factors—Risks Relating to the Initial Estimated Value of the Bearish PLUS and the Secondary Market for the Bearish PLUS—The initial estimated value of the Bearish PLUS is less than the public offering price” above.

Validity of the Bearish PLUS

In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Bearish PLUS has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Bearish PLUS have been duly executed, authenticated and issued in accordance with the indenture and delivered against payment therefor, the Bearish PLUS will be validly issued and, to the extent validity of the Bearish PLUS is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Bearish PLUS or the indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023. References to the “indenture” in this paragraph mean the Indenture as defined in the opinion of Norton Rose Fulbright Canada LLP dated December 20, 2023, as further amended and supplemented by the sixth supplemental indenture dated as of July 23, 2024.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank, when the Bearish PLUS offered by this pricing supplement have been issued by the Bank pursuant to the indenture, the trustee has made, in accordance with the indenture, the appropriate notation to the master note evidencing such Bearish PLUS (the “master note”), and such Bearish PLUS have been delivered against payment as contemplated herein, such Bearish PLUS will be valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Norton Rose Fulbright Canada LLP, Canadian counsel for the Bank, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, which has been filed as an exhibit to the Bank’s Form 6-K filed with the SEC on May 16, 2024. References to the “indenture” in this paragraph mean the Indenture as defined in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, as further amended and supplemented by the sixth supplemental indenture dated as of July 23, 2024.

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